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                     November 16, 2020

       Fawad Maqbool
       Chairman, President, and Chief Executive Officer
       Amplitech Group Inc.
       620 Johnson Avenue
       Bohemia, NY 11716

                                                        Re: Amplitech Group
Inc.
                                                            Preliminary
Information Statement on Schedule 14C
                                                            Filed October 14,
2020
                                                            Revised Preliminary
Information Statement on Schedule 14C
                                                            Filed November 5,
2020
                                                            File No. 0-54355

       Dear Mr. Maqbool:

              We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action, or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Manufacturing
       cc:                                              Gregory Sichenzia, Esq.